NOTICE is hereby given that the Annual and Extraordinary General Meeting of ATNA RESOURCES LTD. (the “Company”) will be held on May 13, 2004 in Vancouver, B.C., at which time it is proposed that the directors are to be elected.

The Company invites written nominations for directors signed by members holding in the aggregate not less than 10% of the outstanding common shares of the Company, which are the only shares having the right to vote at the meeting. If any such nomination is delivered to the Company’s registered office at 1040-999 West Hastings Street, Vancouver, B.C. not less than thirty-five (35) days before the date of the meeting, accompanied by the information as to the nominee required to be furnished in the Information Circular, the Company will include the name of the nominee in the form of proxy and the information as to the nominee in the Information Circular to be sent by management of the Company to the members pursuant to Sections 153 and 154 of the Company Act (British Columbia)(the “Act”).

A person may be disqualified from becoming or acting as a director pursuant to Section 114 of the Act. No additional qualifications are imposed by the Articles of the Company.

DATED this 17th day of March, 2004.

BY ORDER OF THE BOARD